                                                                    EXHIBIT 99.1


                         EQUITY OFFICE PROPERTIES TRUST
                 1997 NON-QUALIFIED EMPLOYEE SHARE PURCHASE PLAN

                              FINANCIAL STATEMENTS
               AS OF DECEMBER 31, 2001 AND 2000 AND FOR THE THREE
                   YEARS IN THE PERIOD ENDED DECEMBER 31, 2001

                                    CONTENTS

                                                                  PAGE
Report of Independent Auditors................................      2

Financial Statements and Notes................................      3

                         REPORT OF INDEPENDENT AUDITORS


Compensation and Option Committee of the Board of Trustees of Equity Office Properties Trust
   1997 Non-Qualified Employee Share Purchase Plan

We have audited the accompanying statements of financial condition of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan, as amended, as of December 31, 2001 and 2000, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 2001 and 2000, and the income and changes in plan equity for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                                Ernst & Young LLP


Chicago, Illinois
March 19, 2002

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                         EQUITY OFFICE PROPERTIES TRUST
                 1997 NON-QUALIFIED EMPLOYEE SHARE PURCHASE PLAN
                        STATEMENTS OF FINANCIAL CONDITION


                                                               DECEMBER 31,
                                                           ---------------------
                                                             2001          2000
                                                           ---------------------
ASSETS:
  Receivable from Equity Office Properties Trust:
    Participant contributions .........................    $162,300     $101,000
                                                           ---------------------
    Total Plan equity .................................    $162,300     $101,000
                                                           =====================


                             See accompanying notes.

                         EQUITY OFFICE PROPERTIES TRUST
                 1997 NON-QUALIFIED EMPLOYEE SHARE PURCHASE PLAN
                 STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY

                                                  FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------
                                                2001             2000             1999
                                           ---------------------------------------------
Plan equity at beginning of year           $   101,000      $   105,800      $ 1,015,300
                                           ---------------------------------------------
Additions:
  Participant contributions                  2,008,800        1,733,500        1,886,300
  Plan Sponsor contributions                   346,900          412,000          267,600
                                           ---------------------------------------------
    Total additions                          2,355,700        2,145,500        2,153,900
                                           ---------------------------------------------
Deductions:
  Refunds of Participant contributions         (30,600)          (1,600)          (6,200)
  Purchase of and distributions to
    Participants of Common Shares           (2,263,800)      (2,148,700)      (3,057,200)
                                           ---------------------------------------------
    Total deductions                        (2,294,400)      (2,150,300)      (3,063,400)
                                           ---------------------------------------------
Plan equity at end of year                 $   162,300      $   101,000      $   105,800
                                           =============================================


                             See accompanying notes.

                         EQUITY OFFICE PROPERTIES TRUST
                 1997 NON-QUALIFIED EMPLOYEE SHARE PURCHASE PLAN
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF PLAN

The following description of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan, as amended, (the "Plan") provides only general information. Participants should refer to the text of the Plan and the Plan prospectus for a complete description of the Plan's provisions. Equity Office Properties Trust ("Equity Office") is the Plan sponsor. The Plan was effective January 1, 1998.

The Plan was adopted by Equity Office in 1997 to encourage eligible employees and eligible trustees ("Participants") to purchase Equity Office's common shares of beneficial interest, $0.01 par value per share ("Common Shares") in the belief that a Participant's ownership of Common Shares will increase his or her interest in the success of Equity Office. A Participant is eligible to participate in the Plan for a Purchase Period (as defined below) if he or she serves on the Board of Trustees of Equity Office or has been so employed by Equity Office Properties Management Corp., a subsidiary of Equity Office, for at least 31 days, and is regularly scheduled to work 20 or more hours each week. The minimum amount a Participant can contribute is $10 per pay period. The maximum amount a Participant can contribute is 20% of gross pay per pay period, up to $100,000 per calendar year. Contributions may be held as part of the general assets of Equity Office. All contributions are fully vested.

At the end of each Purchase Period (as defined in Note 3), Participant's contributions are used to purchase Common Shares. The price for the Common Shares ("Purchase Price") will be 85% of the lesser of: (i) the Closing Price (as defined below) for a Common Share as of the last business day of the applicable Purchase Period; or (ii) the Average Closing Price (as defined below) of a Common Share for the Purchase Period. The Closing Price is the price reported for the Common Shares in the Wall Street Journal, or another publication designated by the Compensation and Option Committee of the Board of Trustees of Equity Office ( the "Committee"), for the applicable business day. The Average Closing Price is the average of the Closing Prices for all business days during the Purchase Period. The number of Common Shares purchased is calculated on a per Participant basis by dividing the contributions made by each Participant during the Purchase Period by the Purchase Price. Only whole Common Shares are purchased.

Employer contributions represent the discount or aggregate difference between the market value price of the Common Shares and the established discount purchase price at the end of the purchase period.

The Common Shares purchased on behalf of each Participant are uncertificated and are recorded as a book entry. Accordingly, all Common Shares purchased under the provisions of the Plan are deemed to be immediately distributed to the Participants.

Any disposition by any Participant of his or her Common Shares which he or she has owned for less than one year are subject to the restrictions set forth in the Plan.

Equity Office has reserved 2,000,000 Common Shares for participants under the Plan.

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NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

Accounting Method
The accounting records of the Plan are maintained on the accrual basis. Common Shares are purchased after the end of each Purchase Period and accounted for in the appropriate option period.

Expenses
Equity Office pays administrative expenses of the Plan.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

NOTE 3 - DISTRIBUTIONS

A summary of the Common Shares purchased and distributed during the years ended December 31, 2001, 2000 and 1999 for each Purchase Period is as follows:

                                    Participant                                        Market value of Common    Common Shares
                               Contributions, net of     Employer                       Shares Purchased and     Purchased and
Purchase Period                       Refunds          Contributions       Total        Distributed per share     Distributed
---------------------------------------------------------------------------------------------------------------------------------
Fiscal year end 2001:
   1/1/01 to 5/31/01                 $930,400             $200,100      $1,130,500             $29.57                41,444
   6/1/01 to 11/30/01                 892,900              146,800       1,039,700              29.50                35,201
   12/1/01 to 12/31/01 (1)            154,900                    -         154,900                                        -
                                   -----------------------------------------------                                   ------
      Total                        $1,978,200             $346,900      $2,325,100                                   76,645
                                   ===============================================                                   ======

Fiscal year end 2000:
   1/1/00 to 5/31/00                 $906,700             $243,600      $1,150,300             $26.63                46,977
   6/1/00 to 11/30/00                 730,300              168,400         898,700              31.02                28,946
   12/1/00 to 12/31/00 (1)             94,900                    -          94,900                                        -
                                   -----------------------------------------------                                   ------
      Total                        $1,731,900             $412,000      $2,143,900                                   75,923
                                   ===============================================                                   ======

Fiscal year end 1999:
    1/1/99 to 6/30/99              $1,208,300             $164,800      $1,373,100             $24.75                55,477
   7/1/99 to 11/30/99                 570,700              102,800         673,500              22.00                30,700
   12/1/99 to 12/31/99 (1)            101,100                    -         101,100                                        -
                                   -----------------------------------------------                                   ------
      Total                        $1,880,100             $267,600      $2,147,700                                   86,177
                                   ===============================================                                   ======

(1) Since the Purchase Periods do not coincide with Equity Office's fiscal year, the month of December is shown separately for each year. The month of December is included in the Purchase Period ending May 31 of each following year.

NOTE 4 - FEDERAL INCOME TAXES

The Plan is neither a qualified plan under Section 401(a) of the Internal Revenue Code nor is it an employee stock purchase plan under Section 423 of the Internal Revenue Code. Participants are subject to any required tax withholding by Equity Office on the discount/compensation earned under the Plan.

NOTE 5 - AMENDMENT OR TERMINATION

The Plan may be amended or terminated by the Committee or the Board of Trustees of Equity Office at any time. Amounts available in Participant's accounts would either be used to purchase Common Shares or returned to the Participants.

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-72187) pertaining to the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan of our report dated March 19, 2002, with respect to the financial statements of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan, as amended, included in this Annual Report and included as Exhibit 99 in the 2001 Annual Report (Form 10-K) of Equity Office Properties Trust for the year ended December 31, 2001.


                                          Ernst & Young LLP


Chicago, Illinois
March 28, 2002

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                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                             Equity Office Properties Trust
                             1997 Non-Qualified Employee Share Purchase Plan
                             _______________________________________________
                                         (Name of Plan)


DATE: MARCH 28, 2002         Compensation and Option Committee of the
                             Board of Trustees of Equity Office Properties Trust


                             By:   /s/ Sheli Z. Rosenberg
                                   -------------------------------------
                                   Sheli Z. Rosenberg
                                   Member of the Compensation and Option
                                   Committee and Trustee


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